Exhibit 5.1

King & Spalding LLP 101 Second Street San Francisco, California 94105 Tel: (415) 318-1200 Fax: (415) 318-1300 www.kslaw.com

October 16, 2019

Landec Corporation
5201 Great America Parkway, Suite 232
Santa Clara, California 95054

Re:  Landec Corporation Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Landec Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 2,000,000 shares of the Company’s common stock, par value $0.001 per share, to be issued pursuant to the Landec Corporation 2019 Stock Incentive Plan (the “Plan”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The shares to be issued under the Plan are duly authorized; and

2.	When the shares are issued pursuant to the Plan, such shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company and to the references to us in such registration statement.

Sincerely,
/s/ King & Spalding LLP